EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
November 2, 2005

USEC Reports Third Quarter 2005 Financial Results

• $5.2 million net loss for third quarter; pro forma net income $7.2 million before American Centrifuge expenses

• $7.3 million net loss for nine months; pro forma net income $33.4 million before American Centrifuge expenses

• Cash flow from operations improves $182.4 million year over year

• SG&A expenses decline 20% compared to same quarter in 2004

• John K. Welch leads USEC as new chief executive officer

• New $400 million bank credit facility provides financial flexibility

Bethesda, MD – USEC Inc. (NYSE: USU) today reported that its business fundamentals continued to improve. The impact of spending on the American Centrifuge resulted in GAAP-basis net losses of $5.2 million and $7.3 million for the third quarter and nine-month period of 2005, respectively. Pro forma net income before American Centrifuge expenses was $7.2 million for the third quarter and $33.4 million for the nine-month period ended September 30, 2005. Pro forma net income before American Centrifuge expenses in the same periods of 2004 was $7.9 million and $17.9 million for the quarter and nine-month period, respectively.

Several financial measures showed significant improvement in the first nine months as revenue increased by $240.9 million, gross profit improved by $22.7 million and cash flow from operations improved by $182.4 million dollars compared to the same period in 2004.

“The strength of our core business has been clearly evident in 2005,” said John K. Welch, USEC president and chief executive officer. “Revenue from all business segments, gross profit and cash flow are all substantially higher year over year through the third quarter. Customer orders indicate strong revenue again this year in the fourth quarter and we expect a solid finish to 2005.

“In my first month as CEO, I have visited all of USEC’s facilities to learn more about our business. I’ve been impressed with the management team, the professionalism and enthusiasm of our employees, and the exciting potential of the American Centrifuge technology. I’m also in the process of reviewing the overall goals and schedules for the American Centrifuge. My experience with major projects and complex technical deployments gives me confidence that the American Centrifuge technology will perform as expected.”

As planned, American Centrifuge expenses have increased year over year as more employees and contractors become involved in demonstrating the advanced uranium enrichment technology and preparing the American Centrifuge Plant. USEC is currently expensing most of its spending related to the American Centrifuge, and this accounting treatment directly reduces net income. To help investors evaluate the impact of these adjustments to current business results, USEC is reporting a non-GAAP financial measure: pro forma net income before American Centrifuge expenses. A table reconciling this measure to net income is included in this news release.

On a GAAP basis, USEC reported a net loss of $5.2 million or 6 cents per share for its third quarter ended September 30, 2005, compared to a loss of $2.3 million or 3 cents per share in the same quarter of 2004. In the nine-month period, the Company reported a net loss of $7.3 million or 8 cents per share compared to a loss of $4.7 million or 6 cents per share in the same period of 2004. USEC substantially completed a corporate headquarters restructuring during the third quarter that resulted in a charge of $4.5 million ($2.8 million after tax). USEC previously restated quarterly results for 2004; financial data in this news release reflects that restatement.

Revenue

Revenue for the third quarter was $421 million, an increase of $165.1 million or 65 percent over the same quarter last year. The improvement was due to higher SWU sales volumes offset by a slightly lower average price billed to customers. Uranium revenue nearly tripled compared to the same quarter last year when sales volume was low. Revenue in the nine-month period was $1,009.6 million, a 31 percent increase over the same period of 2004. The improvement in the nine-month period reflects a 30 percent increase in SWU sales volume, a 34 percent increase in uranium sales volume, and a 29 percent increase in revenue from U.S. government contracts, which includes NAC International activities.

Much of the natural uranium delivered during the third quarter was contracted several years ago at prices well below today’s market indicators while uranium generated more recently through underfeeding the enrichment process at the Paducah plant is being sold at today’s higher prices. Under the Company’s revenue recognition policy, USEC transfers title and collects cash from customers for uranium sales but does not recognize the revenue until the uranium leaves USEC property as low enriched uranium. At September 30, 2005, $133 million in revenue has been deferred until subsequent quarters with an expected gross profit of $64 million.

Cost of Sales, Gross Profit Margin and Expenses

The strong increase in SWU sales volume in the quarter and nine-month periods produced a corresponding increase in the cost of sales for SWU and uranium. Cost of sales for SWU is determined by a combination of production costs, purchase costs, and inventory level and its cost. The average unit cost of SWU sales during the nine-month period was 3 percent higher than in the same period of 2004, reflecting the impact of increasing production costs due to higher costs for electricity and depleted uranium disposal and higher purchase prices paid to Russia.

Gross profit rose to $126.4 million, an increase of $22.7 million during the nine-month period, primarily due to higher sales volume. The gross profit margin for the quarter was 8.7 percent compared to 14.6 percent in the same quarter of 2004, and was 12.5 percent in the nine-month period compared to 13.5 percent in the same period last year. The lower gross profit margin in the quarter reflects higher unit costs and lower average SWU and uranium prices billed to customers under contracts signed when market prices were significantly lower.

Selling, general and administrative (SG&A) expenses totaled $12.3 million in the quarter, a 20 percent reduction from the same quarter in 2004. For the nine-month period, SG&A expenses were $41.5 million, a 12 percent reduction year over year. USEC achieved these reductions in headquarters expenses despite $4.5 million in additional SG&A expense during the nine-month period related to the NAC subsidiary, which was acquired in November 2004. The impact on SG&A expense of a corporate headquarters restructuring completed in the third quarter will be seen in the fourth quarter and in 2006.

Cash Flow

At September 30, 2005, USEC had a cash balance of $147.3 million compared to $15 million one year earlier. Cash flow from operations was $182.4 million more than the comparable nine-month period of 2004. Because about one-third of the Company’s annual SWU deliveries will occur in the fourth quarter of 2005, USEC expects substantial cash flow from operating activities in the fourth quarter and the first quarter of 2006 from customer collections.

USEC expects to initially repay the $325 million 6.625% senior notes due January 20, 2006 with a combination of cash on hand and borrowings under the revolving credit facility. USEC also expects to file a shelf registration statement with the U.S. Securities and Exchange Commission in the first half of 2006 to enable the Company to sell various securities, including debt and equity.

American Centrifuge Update

As expected, demonstration costs for the American Centrifuge increased 80 percent to $65.6 million ($40.7 million after tax) in the first nine months of 2005, compared to $36.4 million ($22.6 million after tax) in the same period last year. The higher costs reflect an increased number of employees and specialized outside contractors working on demonstrating the technology and refurbishing the American Centrifuge Plant, as well as equipment purchases and centrifuge manufacturing activities. Spending that was capitalized in the nine-month period totaled $11.9 million. In addition, Advanced Technology costs include $1.5 million of research and development by NAC on MAGNASTOR™, its spent fuel storage product.

USEC is in the process of demonstrating its next-generation American Centrifuge uranium enrichment technology. Progress has been made in addressing performance and component material issues reported in August, and the Company remains on track to meet all milestones established in the DOE-USEC Agreement. The next milestone – satisfactory reliability and performance data obtained from the lead cascade – is in October 2006.

USEC is currently testing individual prototype machines in special test equipment located in Oak Ridge, Tennessee. Testing at this facility allows for modifications to be made to centrifuge components before a group of centrifuge machines are constructed and configured into the Lead Cascade of the American Centrifuge Demonstration Facility, which is expected to begin operating in the first half of 2006. USEC continues to confirm the performance metrics previously demonstrated by DOE and these metrics’ relationship to schedule and cost. We believe the effort taken now will allow USEC to optimize the machines and cascade configuration for the commercial plant.

During the quarter, the process to license the American Centrifuge Plant continued as the U.S. Nuclear Regulatory Commission (NRC) held a public hearing on the draft environmental impact statement. The NRC is expected to release the final environmental impact statement in April 2006. In addition, the NRC’s Atomic Safety and Licensing Board denied the petitions of the only two interveners seeking to participate in the hearing process for the plant’s license application. The licensing board reviewed and found inadmissible each of the more than 25 individual contentions submitted by the petitioners concerning USEC’s application to build and operate the uranium enrichment plant. The interveners have appealed the decision.

Outlook

USEC reiterates its guidance of 2005 net income in the range of $18 to $23 million, or 21 to 27 cents per share. USEC anticipates that 2005 revenue will total approximately $1.5 billion and that the average gross margin for all business segments will be approximately 14 percent for the year. As noted earlier, USEC has recorded $133 million in deferred revenue on its balance sheet for uranium sales where the revenue has not yet been recognized. This deferred revenue has an expected gross profit of $64 million. Because this revenue cannot be recognized until the uranium leaves USEC property as low enriched uranium, which is determined by customer requirements, USEC cannot forecast with certainty when the recognition will occur. The net income guidance reflects the charge for staff reductions at USEC’s headquarters and an anticipated fourth quarter charge for field operation reductions, which are part of the companywide restructuring effort.

Cash flow from operations in 2005 is expected to be in a range from $135 to $140 million. This estimate is approximately $50 million below the previous guidance due to the timing of customer orders and the resulting movement of accounts receivable into the first quarter of 2006, and timing of federal tax payments. USEC anticipates ending 2005 with a cash balance in a range of $230 to $240 million, which could be reduced by early repurchases of bonds due in January 2006.

Other Business Matters

•	In August, USEC entered into a five-year, $400 million revolving credit facility that replaced an expiring three-year, $150 million credit facility. The credit facility provides financial flexibility and is available to finance working capital needs, refinance existing debt and fund capital programs, including the American Centrifuge Plant. Borrowings under the new facility are subject to limitations based on established percentages of eligible accounts receivable and inventory. USEC has not borrowed on its credit facilities in 2005 and does not expect to borrow for the remainder of this year.

•	Discussions regarding electric power arrangements continue between USEC and the Tennessee Valley Authority, as well as other energy providers. Capacity and prices under the Company’s 10-year contract with TVA are fixed through May 2006, and power arrangements beyond that time are being discussed. The Company purchased approximately $305 million in electricity in 2004.

•	As part of its workforce realignment, USEC has initiated a staff reduction of approximately 200 employees at its field operations in Paducah, Ky. and Piketon, Ohio. A severance benefits charge in a range of $2 to $3 million is expected in the fourth quarter. The reductions are expected to result in approximately $10 million in annual production costs savings beginning in 2006.

Use of Non-GAAP Financial Information

The earnings release contains a non-GAAP financial measure – pro forma net income before American Centrifuge expenses. Management believes that, because pro forma net income before American Centrifuge expenses excludes the significant charges related to the Company’s development of the American Centrifuge uranium enrichment technology, which is not the technology the Company now uses in its uranium enrichment operations, it is more reflective of the Company’s current core operating results and provides investors with additional useful information to measure the Company’s performance, particularly with respect to performance from period to period, and to measure management’s efforts on achieving its stated cost reduction and other objectives.

While the Company believes this non-GAAP financial measure is useful in evaluating the Company, the information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.

Forward Looking Statements

This document contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: market demand for our products and services, including the refueling cycles of our customers; changes in the nuclear energy industry; pricing trends in the uranium and enrichment markets; our dependence on deliveries under the Russian Contract and on a single production facility; the impact of the availability and cost of electric power on our production levels and costs; the implementation of agreements with the Department of Energy regarding uranium inventory remediation and the use of centrifuge technology and facilities; the success of the demonstration and deployment of the American Centrifuge technology and the costs to develop that technology; our ability to successfully execute our internal performance plans; final determinations of environmental and other liabilities; the outcome of litigation, arbitration and international trade actions; changes to existing restrictions on imports of foreign-produced low enriched uranium and uranium; our ability to issue debt and equity securities; performance under U.S. government contracts and audits of allowable costs billed under U.S. government contracts; the impact of government regulation; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K/A. We do not undertake to update our forward-looking statements except as required by law.

Please refer to our SEC filings, which can be accessed through the Company’s website www.usec.com, for a more complete discussion of these factors.

USEC Inc., a global energy company, is the world’s leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Contacts Investors: Media:	Steven Wingfield (301) 564-3354 Elizabeth Stuckle (301) 564-3399

USEC Inc.

RECONCILIATION OF NON-GAPP PRO FORMA NET INCOME BEFORE AMERICAN CENTRIFUGE EXPENSES TO GAAP NET
INCOME

	Three Months Ended		Nine Months Ended
Amounts in millions	September 30		September 30
	2005	2004	2005	2004
		As restated		As restated
Pro forma net income before American Centrifuge expenses	$7.2	$7.9	$33.4	$17.9

LESS: American Centrifuge expenses (a)	20.0	16.4	65.6	36.4
ADD: Provision for income taxes (based on an assumed statutory rate of 38%)	7.6	6.2	24.9	13.8

SUBTOTAL: American Centrifuge expenses, net of taxes	12.4	10.2	40.7	22.6

Net income (loss), GAAP basis	$(5.2)	$(2.3)	$(7.3)	$(4.7)

Note (a): American Centrifuge expenses included in Advanced Technology costs.

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (LOSS) (Unaudited)
(millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
		As restated		As restated

Revenue:
Separative work units	$306.2	$194.6	$713.8	$543.1
Uranium	60.2	20.5	139.7	104.8
U.S. government contracts and other	54.6	40.8	156.1	120.8

Total revenue	421.0	255.9	1,009.6	768.7

Cost of sales:
Separative work units and uranium	337.6	182.0	747.9	554.1
U.S. government contracts and other	46.9	36.5	135.3	110.9

Total cost of sales	384.5	218.5	883.2	665.0

Gross profit	36.5	37.4	126.4	103.7
Special charge for workforce reductions	4.5	—	4.5	—
Advanced technology costs	20.5	16.4	67.1	36.4
Selling, general and administrative	12.3	15.3	41.5	47.2

Operating income (loss)	(.8)	5.7	13.3	20.1
Interest expense	9.0	10.0	26.8	29.8
Interest (income)	(2.3)	(1.2)	(7.4)	(2.7)

Income (loss) before income taxes	(7.5)	(3.1)	(6.1)	(7.0)
Provision (credit) for income taxes	(2.3)	0.8	1.2	(2.3)

Net income (loss)	$(5.2)	$(2.3)	$(7.3)	$(4.7)

Net income (loss) per share – basic and diluted	$(.06)	$(.03)	$(.08)	$(.06)
Dividends per share	$.1375	$.1375	$.4125	$.4125

Weighted average number of shares outstanding:
Basic	86.3	84.4	86.0	83.8
Diluted	86.3	84.4	86.0	83.8

USEC Inc.
CONSOLIDATED CONDENSED BALANCE SHEETS
(millions)

	(Unaudited)
	September 30,	December 31,
	2005	2004
		As Restated
ASSETS
Current Assets
Cash and cash equivalents	$147.3	$174.8
Restricted short-term investments	13.8	—
Accounts receivable – trade	277.5	238.5
Inventories	1,102.2	1,009.4
Deferred income taxes	30.6	27.0
Other current assets	89.4	39.2

Total Current Assets	1,660.8	1,488.9
Property, Plant and Equipment, net	172.7	178.0
Other Long-Term Assets
Deferred income taxes	91.9	69.6
Deposit for depleted uranium	24.6	23.5
Prepaid pension benefit costs	86.5	82.9
Inventories	84.9	156.2
Goodwill and other intangibles	10.1	4.3

Total Other Long-Term Assets	298.0	336.5

Total Assets	$2,131.5	$2,003.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$325.0	—
Accounts payable and accrued liabilities	206.3	$202.3
Payables under Russian Contract	135.4	89.7
Uranium owed to customers and suppliers	4.2	44.5
Deferred revenue and advances from customers	154.6	28.8

Total Current Liabilities	825.5	365.3
Long-Term Debt	150.0	475.0
Other Long-Term Liabilities
Advances from customers	1.8	6.9
Depleted uranium disposition	43.5	26.1
Postretirement health and life benefit obligations	151.1	145.2
Other liabilities	69.8	66.2

Total Other Long-Term Liabilities	266.2	244.4
Stockholders’ Equity	889.8	918.7

Total Liabilities and Stockholders’ Equity	$2,131.5	$2,003.4

USEC Inc.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Nine Months Ended
	September 30,
		2004
	2005	As Restated
Cash Flows from Operating Activities
Net income (loss)	$(7.3)	$(4.7)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	25.9	23.6
Deferred income taxes	(25.8)	4.6
Depleted uranium disposition	16.3	(2.3)

Changes in operating assets and liabilities:
Short-term investments – decrease	—	35.0
Accounts receivable – (increase) decrease	(39.0)	95.1
Inventories – net (increase)	(63.2)	(299.5)
Payables under Russian Contract – increase	45.7	16.8
Payment of termination settlement obligation under power purchase agreement	—	(33.2)
Deferred revenue, net of deferred costs	56.0	7.0
Accounts payable and other liabilities – increase	8.4	5.3
Other, net	3.2	(9.9)

Net Cash Provided by (Used in) Operating Activities	20.2	(162.2)

Cash Flows Used in Investing Activities
Capital expenditures	(20.6)	(13.1)

Net Cash (Used in) Investing Activities	(20.6)	(13.1)

Cash Flows Used in Financing Activities
Dividends paid to stockholders	(35.4)	(34.6)
Common stock issued	8.3	10.8

Net Cash (Used in) Financing Activities	(27.1)	(23.8)

Net (Decrease)	(27.5)	(199.1)
Cash and Cash Equivalents at Beginning of Period	174.8	214.1

Cash and Cash Equivalents at End of Period	$147.3	$15.0

Supplemental Cash Flow Information:
Interest paid	$31.8	$34.2
Income taxes paid	15.8	8.1